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                                                                    Exhibit 11.1



               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARIES

                    COMPUTATIONS OF EARNINGS PER COMMON SHARE


                                                  Three Months      Three Months
                                                     Ended             Ended
                                                    March 31,         March 31,
                                                      1995              1996
                                                  ------------      ------------

Weighted average common shares outstanding:
Average shares outstanding during the period .....  4,166,556         10,422,638

Unexercised stock options and warrants using
 the treasury stock method, other than Cheap
 Stock ...........................................    763,241          1,208,231

Cheap stock options and issuances (1) ............    218,434                --

Common shares issued in the Exchange for Common
 Stock (2)........................................   2,090,591               --
                                                    -----------      -----------
    Total weighted average common shares .........   7,238,822        11,630,869
                                                    ===========      ===========

Net income applicable to common shares:

Net income .......................................  $1,195,000        $3,160,000

Increase in earnings, net of taxes, resulting from
 the Exchange for Common Stock (2) ...............     583,000               --

Net income applicable to common shares ...........   1,778,000         3,160,000

Earnings per common share ........................  $     0.25        $      .27
                                                   ===========       ===========

(1) Pursuant to Staff Accounting Bulletin Topic 4:D, stock options granted and stock issued within one year of the initial public offering have been included in the calculation of weighted average common shares outstanding using the treasury stock method based on an assumed initial public offering price of $12.00 and have been treated as outstanding for all reported periods.

(2) In connection with the Company's initial public offering of Common Stock, the Company exchanged Rental's 14% Senior Subordinated Pay-In-Kind Notes, the Company's 14.5% Subordinated Debentures, the Company's 15% Junior Subordinated Debentures, including the unamortized discount, and accrued interest on all such debentures for 2,728,167 shares of Common Stock. For purposes of the computations of earnings per common share for 1995, the Company has assumed that the exchange occurred as of January 1, 1994 for 2,090,591 shares of Common Stock.

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